UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): September 26, 2002


                              LASER TECHNOLOGY, INC
               (Exact name of Registrant as specified in charter)


             DELAWARE                    1-11642                84-0970494
   (State or other jurisdiction       (Commission              (IRS Employer
       of incorporation)              File Number)           Identification No.)


                7070 SOUTH TUCSON WAY, ENGLEWOOD, COLORADO       80112
                 (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code: (303) 649-1000

                                    FORM 8-K

Item 9. Regulation FD Disclosure

     Laser Technology, Inc. has issued two press releases in connection with the filing of a Schedule 13D by a stockholder group and the receipt of a proposed letter of intent from that stockholder group.

For Immediate Release

                             LASER TECHNOLOGY, INC.,
              ANNOUNCES FILING OF SCHEDULE 13D BY STOCKHOLDER GROUP

     ENGLEWOOD, Colorado (September 26, 2002) - Laser Technology, Inc. (AMEX "LSR"), a leading designer, manufacturer and marketer of pulse laser measuring systems, announced that a Schedule 13D was filed today with the Securities and Exchange Commission by a stockholder group.

     The Schedule 13D was submitted by David Williams, former President and CEO of LSR. Included in the group filing the Schedule 13D are three of LSR's current directors, Jeremy G. Dunne, H. Deworth Williams and Edward F. Cowle, and Pamela Sevy a former CFO of LSR.

     In its Schedule 13D, the group states that it is exploring the possibility of acquiring the operating assets, and assuming the indebtedness, of LSR, or exploring some other alternative for the acquisition of the operating business of LSR. The filing also states that the group presently anticipates that it will present to LSR, in the near future, a proposal to acquire all of the operating assets, excluding cash and cash equivalents, and to assume substantially all of LSR's liabilities in exchange for a substantial cash payment to LSR.

     The stockholder group has not delivered a formal proposal to LSR. A spokesperson for the Board of Directors indicated that a special committee of the Board will explore all elements of the proposal, if and when a formal offer is made, and will examine closely all possible effects on the company, its employees and stockholders. The Board will not comment further on the contents of the Schedule 13D until such time as the stockholder group makes a formal offer, of which there can be no assurance.

                               * * * * * * * * * *

For Immediate Release

                             LASER TECHNOLOGY, INC.,
                      RECEIVES PROPOSAL FOR SALE OF ASSETS

     ENGLEWOOD, Colorado (September 27, 2002) - Laser Technology, Inc. (AMEX "LSR"), a leading designer, manufacturer and marketer of pulse laser measuring systems, today announced that it has received a proposal from a stockholder group to acquire for cash all of LSR's operating assets and to assume substantially all of LSR's liabilities.

     The proposal, in the form of a letter of intent, was submitted to the Company's Board of Directors by a buyer group headed by David Williams, former President and CEO of LSR. Included in the buyer group are three of LSR's current directors, Jeremy G. Dunne, H. Deworth Williams and Edward F. Cowle, and LSR's former CFO, Pamela Sevy. The group has filed with the Securities and Exchange Commission a Schedule 13D which sets forth its intended acquisition plans. The buyer group has also indicated that if the proposed acquisition is completed, it anticipates asking Eric Miller, LSR's President, to remain as part of the management group of the acquired business.

     LSR's Board has appointed a special committee of nonparticipating directors to review the proposal and to retain independent legal counsel and investment advisors as necessary. A spokesperson for the Board emphasizes that the proposal and letter of intent must be reviewed before LSR makes any definitive decision or takes any affirmative action. There can be no assurance that LSR will execute the letter of intent or that the proposal will eventually result in a definitive agreement.

     Under the terms of the proposed transaction, the buyer group will acquire all of the tangible and intangible assets of LSR and its subsidiaries, except for cash and cash equivalent assets. At June 30, 2002, LSR had cash and equivalents totaling $3,260,500. Subject to certain adjustments, the buyer group proposes to pay LSR approximately $3,650,000 in cash and to assume essentially all of the liabilities of LSR and its subsidiaries, except those incurred after the date of the letter of intent, which are not in the ordinary course of LSR's business. As a condition of its offer and concurrent with its purchase of non-cash assets, the buyer group proposes that LSR will pay a cash dividend to its common stockholders of $1.10 per share. At June 30, 2002, there were 5,710,867 common shares outstanding. The group has also expressed its intent to continue the day-to-day operations of LSR's business following consummation of a transaction.

     The Board's spokesperson indicated that the special committee of nonparticipating directors will review the proposal and intends to investigate fully all aspects and potential ramifications including the potential impact on the company, its employees and stockholders. The spokesperson further stated that it is too early to determine whether the transaction will be feasible and reiterates that, as of this date, LSR has not entered into any agreement or arrangement to facilitate the offer. Under the terms of the proposal, LSR has until October 28, 2002 to execute the letter of intent.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 27, 2002                      LASER TECHNOLOGY, INC.




                                               By:  /S/ ERIC A. MILLER
                                                    ----------------------------
                                                    Eric A. Miller, President,
                                                    Chief Executive Officer and
                                                    Director